SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NEW BRUNSWICK SCIENTIFIC CO., INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey (State of Incorporation or Organization)	22-1630072 (IRS Employer Identification Number)

44 Talmadge Road, P.O. Box 4005
Edison, New Jersey	08818-4005
(Address of Principal Executive Offices)	(Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered
Common Stock Purchase Rights	NASDAQ Stock Market, LLC

    Securities to be registered pursuant to Section 12(g) of the Act:

None (Title of Class)

 Item 1. Description of Registrant’s Securities to be Registered.

     Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by New Brunswick Scientific Co., Inc. (the “Company”) on November 8, 1999 relating to the Rights Agreement by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), dated as of October 29, 1999, as amended on July 10, 2007 (the “Rights Agreement”). Such Registration Statement on Form 8-A is incorporated by reference herein.

     On July 10, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among itself, Eppendorf Incorporated and Edison Merger Corp. (the “Merger”). A description of the Merger Agreement is available in the Company’s filing on Form 8-K, filed with the Securities and Exchange Commission on July 11, 2007. The Amendment was also filed on the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on July 11, 2007.

     In connection with the Company’s execution of the Merger Agreement, the Company and the Rights Agent executed a first amendment to the Rights Agreement, effective July 10, 2007 (the “Amendment”), that was approved by the Company’s Board of Directors. The Amendment provides that, among other things, neither the execution of the Merger Agreement nor the consummation of the Merger or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the stockholder rights or any adverse event under the Rights Agreement. The Amendment further provides that the Rights Agreement will terminate upon the consummation of the Merger.

     The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibits 4.1 and 4.2, and incorporated herein by reference.

Item 2. Exhibits.

No.	Description

4.1
 Rights Agreement dated as of October 31, 1999, by and between New Brunswick Scientific Co., Inc. and American Stock Transfer & Trust Company, as Rights Agent, previously filed as Exhibit 1 to the Company’s current report on Form 8-K (file number 000-06994) filed on October 29, 1999, and incorporated herein by reference.

4.2	Amendment No. 1 to Rights Agreement, dated as of July 10, 2007, by and between New Brunswick Scientific Co., Inc. and American Stock Transfer & Trust Company, as Rights Agent, previously filed as Exhibit 4.1 to the Company’s current report on Form 8-K (file number 000-06994) filed on July 11, 2007, and incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEW BRUNSWICK SCIENTIFIC CO., INC.

Date: August 14, 2007	By:	/s/ Thomas Bocchino
Name: Thomas Bocchino
Title: Vice President, Finance and Chief Financial Officer

EXHIBIT LIST

No.	Description

4.1
Rights Agreement dated as of October 31, 1999, by and between New Brunswick Scientific
Co., Inc. and American Stock Transfer & Trust Company, as Rights Agent, previously filed as Exhibit 1 to the Company’s current report on Form 8-K (file number 000-06994) filed on
October 29, 1999, and incorporated herein by reference.

4.2
Amendment No. 1 to Rights Agreement, dated as of July 10, 2007, by and between New
Brunswick Scientific Co., Inc. and American Stock Transfer & Trust Company, as Rights
Agent, previously filed as Exhibit  4.1 to the Company’s current report on Form 8-K
(file number 000-06994) filed on July 11, 2007, and incorporated herein by reference.